Exhibit 99.1

                        Press Release dated July 10, 2004

First Litchfield Financial Corporation Ranked in the Top 25 Public Companies

Litchfield, Connecticut, July 10, 2004...First Litchfield Financial
Corporation
(NASDQ: FLFL) (the "Company") the holding company for The First National Bank of Litchfield (the "Bank") reported that it has been named as one of the top 25 public companies in the state of Connecticut. A recent study by the Hartford Courant ranked First Litchfield Financial Corporation twenty-first within the top 25 best performing publicly traded companies based in Connecticut.

First Litchfield was the only company located in Litchfield County to be included in the list. The list of companies was diverse with regards to both industry and size. Other companies included Prime Energy Corp of Stamford, Oxford Health Plans of Trumbull, United Technologies of Hartford and Praxair of Danbury.

Although market performance is often the sole determinant for judging public company success, this study used broader measurements to determine the best managed companies. Criteria used for determining the top 25 were a weighted average of the following factors: return on capital, two-year shareholder return (market performance), growth in profit margin and change in employment level. The key element is return on capital which measures the company's earnings in proportion to its size. The premise being that a good return on capital can fuel more investment, product development or increased dividends.

President & CEO, Joseph J. Greco stated, "Our mission has been to increase shareholder value through earnings performance, growth and return on shareholder equity. To be included in this prestigious group is a validation of our efforts during the past year."

The First National Bank of Litchfield is a community bank operating full service banking offices in Goshen, Litchfield, Marble Dale, Roxbury, Washington and Torrington. The Bank maintains a full service Trust department that offers asset management, custody and estate settlement services to individuals, non-profit and commercial customers. Additionally, the Bank offers nondeposit retail investment products such as mutual funds, annuities and insurance through its relationship with Infinex Investments, Inc. and Infinex Insurance Agency, Inc. The Company's website address is www.fnbl.com.



Contact Person:  Joseph J. Greco, CEO
(860) 567-6438